RESTATED ARTICLES OF INCORPORATION

OF

ULURU INC.

The undersigned, for the purposes of forming a corporation, pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby certify and adopt the following Articles of Incorporation.

ARTICLE I

NAME

The name of the corporation shall be ULURU Inc.

ARTICLE II

LOCATION

The principal office of the Corporation is to be located at 3025 Las Vegas Boulevard, South, Las Vegas, Nevada 89109.  The corporation may also maintain offices at such other place or places within or outside the State of Nevada. Corporate business of every kind and nature may be conducted and meetings of the directors and stockholders held outside the State as well as inside the State.

ARTICLE III

PURPOSES

The nature of the business, or objects or purposes to                                                                                     be transacted, promoted, or carried on by the corporation are to engage in any lawful practice or activity.

ARTICLE IV

CAPITAL STOCK

All issued and outstanding shares of Common Stock, par value $.001 per share (“Old Common Stock”), outstanding as of the close of business on March 29, 2006 (the “Effective Date”) shall automatically and without any action on the part of the holder of the Old Common Stock be converted into 0.0025 times the number of shares of Old Common Stock, par value $.001 per share (“New Common Stock”).  Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Effective Date, be entitled to receive a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are converted under the terms hereof.  Prior to the Effective Date, there are 399,999,704 shares of issued and outstanding shares of Old Common Stock.  On the Effective Date, there will be approximately 1,000,000 issued and outstanding shares of New Common Stock.

Upon completion of the reverse stock split in the preceding paragraph, the total number of shares of stock which the corporation shall have authority to issue is Two Hundred Million and Twenty Thousand (200,020,000) shares, of which Two Hundred Million (200,000,000) shares shall be Common Stock, $0.001 par value per share, and Twenty Thousand (20,000) shares will be Preferred Stock, $0.001 par value per share (the “Preferred”).

The Preferred may be issued from time to time in one or more series.  The Board of Directors of the corporation is authorized from time to time to designate by resolution, one or more series of preferred stock, and the powers, preferences and rights, and relative participating, optional or other special rights, and qualifications, limitations or resolutions thereof as shall be permitted by Nevada law, and to fix or alter the number of shares comprising any such series and the designation thereof.

ARTICLE V

DIRECTORS

The number of directors constituting the first board of directors shall be three, who shall serve until their successors are duly elected and qualified.

Section 1.  Size of Board.  The members of the governing board of the Corporation shall be styled directors.  The number of directors of the Corporation, their qualifications, terms of office, manner of election, time and place of meeting, and powers and duties shall be such as are prescribed by statute and in the by-laws of the Corporation.

Directors need not be stockholders, but shall be of full age, and at least one of them shall be a citizen of the United States.

Section 2.  Powers of Board.  In furtherance and not in limitation of the powers conferred by the laws of the state of Nevada, the Board of Directors is expressly authorized and empowered:

(a)           To make, alter, amend, and repeal the By-Laws subject to the power of the shareholders to alter or repeal the By-Laws made by the Board of Directors;

(b)           Subject to the applicable provisions of the Bylaws then in effect, to determine, from time to time, whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to shareholder inspection. No shareholder shall have any right to inspect any of the accounts, books or documents of the Corporation, except as permitted by law, unless and until authorized to do so by resolution of the Board of Directors or of the Shareholders of the Corporation;

(c)           To issue stock of the Corporation for money, property, services rendered, labor performed, cash advanced, acquisitions for other corporations or for any other assets of value in accordance with the action of the board of directors without vote or consent of the shareholders and the judgment of the board of directors as to value received and in return therefore shall be conclusive and said stock, when issued, shall be fully-paid and non-assessable;

(d)           To authorize and issue, without shareholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge or mortgage, as security therefore, any real or personal property of the Corporation, including after-acquired property;

(e)           To determine whether any and, if so, what part, of the earned surplus of the Corporation shall be paid in dividends to the shareholders, and to direct and determine other use and disposition of any such earned surplus:

(f)           To fix, from time to time, the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose;

(g)           To establish bonus, profit-sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors, of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participations;

(h)           To designate, by resolution or resolutions passed by a majority of the whole Board, one or more committees, each consisting of two or more directors, which, to the extent permitted by law and authorized by the resolution or the By-Laws, shall have and may exercise the powers of the Board;

(i)           To provide for the reasonable compensation of its own members by By-Law, and to fix the terms and conditions upon which such compensation will be paid; and

(j)           In addition to the powers and authority herein before, or by statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the laws of the state of Nevada, of these Articles of Incorporation, and of the By-Laws of the Corporation.

ARTICLE VI

ASSESSMENTS

The capital stock of the corporation, after the amount of the subscription price, or par value, has been paid in money, property or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

ARTICLE VII

INCORPORATORS

[Intentionally Omitted]

ARTICLE VIII

TERM

The corporation shall have perpetual existence.

ARTICLE IX

POWERS

The powers of the Corporation shall be those powers granted by 78.060 and 78.070 of the Nevada Revised Statutes under which this corporation is formed. In addition, the Corporation shall have the following specific powers:

(a)           To elect or appoint officers and agents of the Corporation and to fix their compensation;

(b)           To act as an agent for any individual, association, partnership, corporation or other legal entity;

(c)           To receive, acquire, hold, exercise rights arising out of the ownership or possession thereof, sell, or otherwise dispose of, shares or other interests in, or obligations of, individuals, associations, partnerships, corporations, or governments;

(d)           To receive, acquire, hold, pledge, transfer, or otherwise dispose of shares of the corporation, but such shares may only be purchased, directly or indirectly, out of earned surplus; and

(e)           To make gifts or contributions for the public welfare or for charitable, scientific or educational purposes, and in time of war, to make donations in aid of war activities.

ARTICLE X

LIMITATION OF LIABILITY OF OFFICERS OR DIRECTORS

The personal liability of a director or officer of the corporation to the corporation or the Shareholders for damages for breach of fiduciary duty as a director or officer shall be limited to acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

ARTICLE XI

INDEMNIFICATION

Each director and each officer of the corporation may be indemnified by the corporation as follows:

(a)           The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partner-ship, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful;

(b)           The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper;

(c)           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suitor proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense;

(d)           Any indemnification under subsections (a) and (b) unless ordered by a court or advanced pursuant to subsection (e), must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(i)           By the stockholders;

(ii)           By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(iii)           If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(iv)           If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;

(e)           Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law;

(f)           The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(i)           Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection (b) or for the advancement of expenses made pursuant to subsection (e) may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action;

(ii)           Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ARTICLE XII

PLACE OF MEETING:  CORPORATE BOOKS

Subject to the laws of the state of Nevada, the shareholders and the Directors shall have power to hold their meetings, and the Directors shall have power to have an office or offices and to maintain the books of the Corporation outside the state of Nevada, at such place or places as may from time to time be designated in the By-Laws or by appropriate resolution.

ARTICLE XIII

AMENDMENT OF ARTICLES

The provisions of these Articles of Incorporation may be amended, altered or repealed from time to time to the extent and in the manner prescribed by the laws of the State of Nevada, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and shareholders are granted subject to this reservation.

[Note: Company was created prior to 1991. Shareholders may have preemptive rights, unless the stock is registered under Section 12]

ULURU INC.

CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK

ULURU, Inc., a Nevada corporation (the “Corporation”), hereby certifies that the following resolution was duly adopted by action of the Board of Directors of the Corporation (the “Board”) on February 22, 2017 in accordance with the provisions of its Amended and Restated Articles of Incorporation (as amended, the "Articles of Incorporation") and bylaws and section 78.390 of the Nevada Revised Statutes (as amended, the “Nevada Revised Statues”.

WHEREAS, the Corporation is authorized pursuant to its Articles of Incorporation to issue up to 20,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, of which 1,000 shares have been designated as Series A Preferred Stock, none of which are issued or outstanding (the “Series A Preferred Stock”);

WHEREAS, the Articles of Incorporation expressly authorizes the Board, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to designate and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to designate a new series of Preferred Stock and fix the number of shares to be included in such new series and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1. Designation.  There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting such series shall be 1,250.  The rights, preferences, powers, restrictions and limitations of the Series B Preferred Stock shall be as set forth herein.

2. Defined Terms.  For purposes hereof, the following terms shall have the following meanings:

“Articles of Incorporation” has the meaning set forth in the Recitals.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Conversion Threshold” means, at any given time, the number of duly authorized but unissued shares of Common Stock as shall at that time be sufficient to effect (a) the conversion of all outstanding shares of Series B Preferred Stock and other Convertible Securities, plus (b) the exercise of any Options.

“Conversion Threshold Event” has the meaning set forth in Section 7.1.

“Convertible Securities” means any securities, including preferred stock, warrants, convertible promissory notes, (directly or indirectly), exercisable for, convertible into or exchangeable for Common Stock or securities that that are convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” means $0.04 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series B Preferred Stock in accordance with the terms of Section 7.

“Date of Issuance” means, for any share of Series B Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

“Deemed Liquidation Event” has the meaning set forth in Section 5.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Initial Consideration” has the meaning set forth in Section 5.1.

“Liquidated Damages” has the meaning set forth in Section 7.2.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Liquidation Value” means, with respect to any share of Series B Preferred Stock on any given date, the greater of (i) $4,000 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or similar transaction with respect to the Series B Preferred Stock) plus any dividends declared but not paid thereon, or (ii) such amount per share as would have been payable had all shares been converted into Common Stock pursuant to Section 7 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

“Mandatory Conversion” has the meaning set forth in Section 7.1.

“Mandatory Conversion Expiration” has the meaning set forth in Section 7.1.

“Optional Conversion” has the meaning set forth in Section 7.2.

“Options” means any options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Purchase Agreement” has the meaning set forth in Section 5.1.

“Purchasers” has the meaning set forth in Section 5.1.

“SEC” means the United States Securities Exchange Commission.

“Series B Original Issue Price” means $4,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

“Series A Preferred Stock” has the meaning set forth in the Recitals.

“Series B Preferred Stock” has the meaning set forth in Section 1.

3. Rank.  The Series B Preferred Stock will rank (i) pari passu with the Common Stock and the Series A Preferred Stock with respect to dividends and (ii) senior to the Common Stock and the Series A Preferred Stock with respect to rights upon a Liquidation.

4. Dividends.

4.1 Accrual and Payment of Dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Designation) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the sum of (i) any dividends previously declared but unpaid on the Series B Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series B Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred Stock pursuant to this Section 4.1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend.

4.2 Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends declared but unpaid with respect to the Series B Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the shares of Series B Preferred Stock held by each such holder.

5. Liquidation.

5.1 Liquidation; Deemed Liquidation Event

(a) Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation Event, a “Liquidation”), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock, Series A Preferred Stock or any other class of capital stock or Convertible Securities, by reason of their ownership thereof, an amount equal to the Liquidation Value of all shares of Series B Preferred Stock held by such holder, plus any dividends declared but unpaid on all such shares of Series B Preferred Stock.  Following the distribution in full of the Liquidation Value to each outstanding share of Series B Preferred Stock, the remaining assets of the Corporation shall be distributed pro rata to the holders of the Common Stock and the Series A Preferred Stock.

(b) Deemed Liquidation.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the Series B Preferred Stock elect otherwise by written notice sent to the Corporation (which election may be made or not made in their sole and absolute discretion) at least five (5) days prior to the effective date of any such event:

(i)
A merger or consolidation in which the Corporation is a constituent party, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(ii)
The acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least fifty one percent (51%) of the voting power of the surviving or acquiring entity substantially in the same proportion as their ownership of the Corporation; or

(iii)
The sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned subsidiary of the Corporation.

Upon the consummation of any such Deemed Liquidation Event, the holders of the Series B Preferred Stock shall, in consideration for cancellation of their shares of Series B Preferred Stock, be entitled to the same rights such holders are entitled to under this Section 5 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series B Preferred Stock under Section 5.1(a) hereof.  Notwithstanding anything to the contrary in this Section 5.1, the transactions contemplated by that certain Note, Warrant and Preferred Stock Purchase Agreement, dated February 24, 2017 (the “Purchase Agreement”), between the Corporation and the purchasers identified therein (the “Purchasers”) shall not be a Deemed Liquidation Event.

5.2 Insufficient Assets.  If upon any Liquidation (or Deemed Liquidation Event) the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series B Preferred Stock the full preferential amount to which they are entitled under Section 5.1, then such assets will be distributed among the holders of the shares of Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

5.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board; provided, however, that any shares of capital stock shall be valued based on:

(a) if traded on a securities exchange registered with the SEC or traded on a market that requires that participating companies be current in their reporting under the Exchange Act, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or market, as the case may be, over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(b) if actively traded in any other market (which shall mean greater than $50,000 in dollar volume traded per day, determined by multiplying the number of shares traded per day by the daily volume weighted average price as reported by Bloomberg L.P.), the value shall be deemed to be the average of the closing bid prices over the thirty (30) day calendar period ending three (3) days prior to the closing of such transaction; or

(c) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

5.4 Allocation of Escrow. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive transaction agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the "Initial Consideration") shall be allocated among the holders of capital stock of the Corporation in accordance with Section 5.1 and 5.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation or the acquiring entities upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 5.1 and 5.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5.5 Notice.

(a) Notice Requirement.  In the event of any Liquidation (or Deemed Liquidation Event), the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series B Preferred Stock written notice of the proposed action.  Such written notice shall describe the material terms and conditions of such proposed action, including (i) a description of the stock, cash and property to be received by the holders of shares of Series B Preferred Stock upon consummation of the proposed action, (ii) the anticipated closing date of such proposed action and (iii) a copy of each definitive agreement related to such proposed action.  If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series B Preferred Stock of such material change.

6. Voting.

6.1 Voting Generally.  Each holder of outstanding shares of Series B Preferred Stock shall be entitled to vote (i) with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), and (ii) with respect to any non-waivable provisions of governing law or by the provisions of Section 5.1(b) and Section 8 below that require a separate vote of the holders of the Series B Preferred Stock, with holders of the Series B Preferred Stock, voting together as a separate and single class, with respect to any and all matters presented to the holders of the Series B Preferred Stock for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the share of Series B Preferred Stock is convertible pursuant to Section 7 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent.  Each holder of outstanding shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

6.2 Other Special Voting Rights.  Except as required by non-waivable provisions of governing law (with any provisions subject to waiver being waived hereby) or as set forth herein, the holders of shares of Series B Preferred Stock will have no other special voting rights.

7. Conversion.

7.1 Conversion.

(a) Optional Conversion. Subject to the provisions of this Section 7, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time in whole or in part, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Conversion Price in effect at the time of conversion; provided, that no holder of shares of Series B Preferred Stock shall be entitled to convert such share to the extent that the conversion of such share of Series B Preferred Stock would require the issuance of a number of shares of Common Stock that then exceed the number of authorized but unissued shares of Common Stock as of the date of such conversion.

(b) Mandatory Conversion. Subject to the provisions of this Section 7, if on or prior to the date that is one hundred and ninety (190) days following the initial date of issuance of the Series B Preferred Stock (the “Mandatory Conversion Expiration”), a Conversion Threshold Event, as defined below, occurs, each and every outstanding share of Series B Preferred Stock held by stockholders shall automatically convert, without the payment of additional consideration by the holder thereof or any action by the Corporation or holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the (i) Series B Original Issue Price, and (ii) by the then applicable Conversion Price (the “Mandatory Conversion”).  A “Conversion Threshold Event” shall have occurred upon the occurrence of (1) the amendment by the Corporation of the Articles of Incorporation, as amended and restated, in accordance with the terms and conditions required by the Articles of Incorporation and the Nevada Revised Statutes to increase the authorized shares of Common Stock to a number equal to or greater than the Conversion Threshold, and (2) the Corporation receives aggregate gross proceeds of at least four million dollars ($4,000,000) upon the sale of shares of capital stock of the Corporation pursuant to one or more of the following: (x) the Purchase Agreement, (y) the Secondary Placement (as defined in the Purchase Agreement) or (z) the Backstop Agreement dated February 24, 2017 among Bradley Sacks, the Corporation and Velocitas Partners LLC. The Conversion Price shall be subject to adjustment as provided in Section 7.4 below.

7.2 Procedures for Conversion; Effect of Conversion

(a) Procedures for Optional Conversion. In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, an indemnity bond in form and amount requested by the transfer agent of the Corporation and a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the "Optional Conversion Time"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Optional Conversion Time but in no event later than four (4) business days, (i) issue and deliver (or cause its transfer agent to issue or deliver) to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay all declared but unpaid dividends on the shares of Series B Preferred Stock converted.

(b) Procedures for Mandatory Conversion.  If a Conversion Threshold Event occurs on or prior to the Mandatory Conversion Expiration in accordance with Section 7.1(b), all outstanding shares of Series B Preferred Stock shall be converted to the number of shares of Common Stock calculated pursuant to Section 7.1 as of the consummation of the Conversion Threshold Event without any further action by the relevant holder of such shares of Series B Preferred Stock or the Corporation.  As promptly as practicable following such Conversion Threshold Event (but in any event within ten (10) days thereafter), the Corporation shall send each holder of shares of Series B Preferred Stock written notice of the Conversion Threshold Event and the date of the Mandatory Conversion.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within four (4) business days thereafter) deliver to the relevant holder a certificate in such holder's name for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable shares of Series B Preferred Stock.

(c) Effect of Conversion.  All shares of the Series B Preferred Stock converted as provided in this Section 7 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares of Series B Preferred Stock shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reauthorized or reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(d) Liquidated Damages. In the event that shares issuable upon conversion are not delivered to an express courier addressed to the holder within seven (7) full business days following the Corporation’s receipt of certificates representing all converted shares owned by the holder (duly endorsed to the extent required hereunder), the Corporation shall pay all damages and losses relating to such failure to deliver shares (the “Liquidated Damages"). Liquidated Damages shall include, without limitation, $100 per day after the above seven (7) day period for each 100,000 shares of Common Stock issuable upon such conversion (or increments thereof).

7.3 No Charge or Payment.  The issuance of certificates for shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to Section 7.1. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

7.4 Adjustment to Conversion Price and Number of Conversion Shares.  The Conversion Price and the number of Conversion Shares issuable on conversion of the shares of Series B Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.4.

(a) Adjustment for Dividends, Stock Splits and Combinations.  If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately decreased.  Any adjustment under this Section 7.4(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b) Adjustment for Reorganization, Reclassification, Consolidation or Merger.  Subject to the provisions of Section 5.1(b), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 7.4(a)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 7 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock

(c) Certificate as to Adjustment.

(i)
As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)
As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the shares of Series B Preferred Stock held by such holder.

(d) Notices.  In the event:

(i)
that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)
of any capital reorganization of the Corporation, any reclassification of the Common Stock, any Liquidation (including a Deemed Liquidation Event) or any other consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or

(iii)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (a) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (b) the effective date on which such Liquidation (including a Deemed Liquidation Event), reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Conversion Shares.

7.5 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

8. Protective Provision.  So long as any shares of Series B Preferred Stock are outstanding, the Corporation will not, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of at least seventy-five percent (75%) of the shares of Series B Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

8.1 amend, alter or repeal any provision of the Articles of Incorporation (including this Certificate of Designation) or Bylaws of the Corporation, as amended in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock in any respect;

8.2 increase or decrease the authorized number of shares of Series B Preferred Stock;

8.3 designate or issue any new series of Preferred Stock;

8.4 (i) reclassify, alter or amend any existing capital stock of the Corporation that is pari passu with the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series B Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing capital of the Corporation that is junior to the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred Stock in respect of any such right, preference or privilege, or (iii) otherwise alter the amount of shares or rights of shares of Common Stock issuable upon conversion of the Series B Preferred Stock;

8.5 issue any Preferred Stock or otherwise create, or authorize the creation of, or issue any Preferred Stock; or

8.6 enter into any contract providing for obligations of the Corporation with respect to any of the foregoing matters.

9. Miscellaneous

9.1 Notices.  Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

9.2 Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and will not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that any authorized office of the Corporation be and hereby is authorized and directed to prepare and file this Certificate of Designation with the Nevada Secretary of State in accordance with the forgoing resolution and the applicable provisions of law.

BARBARA K. CEGAVSKE
Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708
Website:  www.nvsos.gov

*090204*

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

    USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of IncorporationFor Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ULURU Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

RESOLVED, that the third paragraph of Article IV of the Restated Articles of Incorporation be, and it hereby is, amended by deleting such paragraph in entirety and substituting the following in its place:

The total number of shares of stock which the corporation shall have authority to issue is Seven Hundred Fifty Million and Twenty Thousand (750,020,000) shares, of which Seven Hundred Fifty Million (750,000,000) shall be Common Stock, $0.001 par value per share, and Twenty Thousand (20,000) shares shall be Preferred Stock, $0.001 par value per share (the “Preferred”).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  163,535,888 in favor, or 81.21%

                                                                                                              Date:                   Time:
4.	Effective date and time of filing: (optional)	July 26, 2017
                                                                                                              (must not be later than 90 days after the certficate is filed)

5.	Signature: (required)

X     /s/ Terrance K. Wallberg

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised:  1-5-